Exhibit 5.2

March 13, 2024

To:

Banco Bilbao Vizcaya Argentaria, S.A.

Calle Azul 4, 28050

Madrid, España

Re: Banco Bilbao Vizcaya Argentaria, S.A. issue of 5.381% Senior Preferred Fixed Rate Notes due 2029 (the “Senior Preferred Notes”) and Senior Non-Preferred Callable Fixed-to-Fixed Rate Notes due 2035 (the “Senior Non-Preferred Notes” and together with the Senior Preferred Notes, the “Notes”)

We have acted as Spanish legal counsel for Banco Bilbao Vizcaya Argentaria, S.A. (hereinafter, “BBVA” or the “Issuer”) in connection with the issuance of the above referred to securities and the execution of the underwriting agreement dated March 5, 2024 (the “Underwriting Agreement”) entered into among the Issuer and BBVA Securities Inc., BofA Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as underwriters (jointly, the “Underwriters”) and incorporated by reference into the pricing agreement dated March 5, 2024 (together with the Underwriting Agreement, the “Pricing Agreement”).

Pursuant to the Pricing Agreement, the Issuer has agreed to issue and the Underwriters have agreed to subscribe and pay or to direct other parties to subscribe and pay for the Notes.

The Senior Preferred Notes will be issued pursuant to the senior debt securities indenture (the “SP Base Indenture”) dated as of July 28, 2016 between BBVA, as issuer, The Bank of New York Mellon, acting (except with respect to its role as security registrar) through its London Branch, as trustee (the “Trustee”), security registrar, transfer agent and paying agent (the “Paying Agent”), as amended and supplemented by the third supplemental indenture to the SP Base Indenture, dated as of March 13, 2024 (the “Third SP Supplemental Indenture” and together with the SP Base Indenture, the “SP Indenture”).

The Senior Non-Preferred Notes will be issued pursuant to the senior non-preferred debt securities indenture (the “SNP Base Indenture”) dated as of June 25, 2019 between BBVA, as issuer, and The Bank of New York Mellon, acting (except with respect to its role as security registrar), as Trustee, transfer agent, Paying Agent and security registrar, as amended and supplemented by the third supplemental indenture to the SNP Base Indenture, dated as of March 13, 2024 (the “Third SNP Supplemental Indenture” and together with the SNP Base Indenture, the “SNP Indenture”). Under the Third SNP Supplemental Indenture, The Bank of New York Mellon, acting through its London Branch, has also agreed to act as calculation agent. Hereinafter, the SP Indenture and the SNP Indenture will be referred to as the “Indentures”, and the Pricing Agreement and the Indentures will be referred to collectively as the “Agreements”.

The Senior Preferred Notes will also be issued pursuant to the granting of a public deed of issuance (escritura de emisión) by the Issuer on March 6, 2024 in front of the notary public of Madrid, Mr. Rodrigo Tena Arregui, with number 447 of his official records (the “Senior Preferred Notes Public Deed”) and its registration with the Commercial Registry of Vizcaya (Bizkaia) on March 7, 2024 with record number 4,660 of the corporate sheet of the Issuer open at such commercial registry, and the Senior Non-Preferred Notes will also be issued pursuant to the granting of a public deed of issuance (escritura de emisión) by the Issuer on March 6, 2024 in front of the notary public of Madrid, Mr. Rodrigo Tena Arregui, with number 448 of his official records (the “Senior Non-Preferred Notes Public Deed” and, together with the Senior Preferred Notes Public Deed, the “Public Deeds”) and its registration with the Commercial Registry of Vizcaya (Bizkaia) on March 7, 2024 with record number 4,661 of the corporate sheet of the Issuer open at such commercial registry.

1.	Scope

1.1	Documents examined

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and such other documents and made such inquiries with officers of BBVA as we have deemed necessary as a basis for the opinions hereinafter expressed. In particular, we have reviewed and examined copies of the following documents:

(i)	a copy of the executed Agreements;

(ii)	a copy of the Public Deeds (escrituras de emisión);

(iii)	a copy of the executed Notes;

(iv)	a photocopy of the deed of incorporation of the Issuer granted on October 1, 1988, before the notary public of Bilbao Mr. José María Arriola Arana with the number 4,350 of his official records;

(v)

a copy of the by-laws of the Issuer (the “By-Laws”) available on the Issuer´s corporate webpage as of the date hereof (https://accionistaseinversores.bbva.com/wp-content/uploads/2023/12/ESP_Estatutos_Sociales_BBVA.pdf);

(vi)	a copy of the certification issued by the Secretary of the Board of Directors of the Issuer including the resolutions passed by the Board of Directors of such company on November 29, 2023;

(vii)

a copy of the registration statement on Form F-3 (File No. 333-266391) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 29, 2022 (the “Registration Statement”) and the related prospectus (including the documents incorporated by reference therein) dated July 29, 2022 (hereinafter referred to as the “Base Prospectus”);

(viii)

a copy of the preliminary prospectus supplement relating to the Notes filed with the Commission on March 5, 2024 (including the documents incorporated by reference therein) (the “Preliminary Prospectus Supplement”);

(ix)

a copy of the final prospectus supplement relating to the Notes filed with the Commission on March 6, 2024 (including the documents incorporated by reference therein) (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

(x)

a copy of the free-writing prospectus set forth in Appendix B to the Pricing Agreement (the “Pricing Term Sheet” and together with the Registration Statement, including the Base Prospectus and the Preliminary Prospectus Supplement, the “Disclosure Package”);

(xi)

a copy of the public deed executed before the Notary Public of Madrid Mr. Rodrigo Tena Arregui on October 10, 2023 under number 1,642 of his official records under which BBVA granted powers of attorney in favor of Ms. Luisa Gómez Bravo, such deed being duly registered with the Commercial Registry of Vizcaya under Volume 6,177, Sheet 135, Page BI-17-A, entry 4569;

(xii)	an on-line excerpt (nota simple telemática) of the data of the Issuer issued by the Commercial Registry of Vizcaya on the date hereof; and

(xiii)

search results on the date hereof for the Issuer on the website of the registers of the Bank of Spain, on the CNMV website and on the online Public Register of Insolvency Decisions (www.publicidadconcursal.es).

2.	Assumptions underlying the opinion

On issuing this opinion we assume that:

(i)

the documents we have consulted and reviewed to issue this opinion and the signatures, stamps and seals attached thereto are accurate, genuine and complete and have not been modified or rendered null and void by any documents other than those provided by, or publicly available in, the consulted and reviewed sources;

(ii)	the photocopies of the documents provided to us in order to issue this opinion are true and complete copies of their originals;

(iii)	the signatures and seals appearing in the executed documents submitted to us are authentic;

(iv)

the Underwriters, the Paying Agent, the Trustee and any other party different from the Issuer have the corporate power and authority to enter into and perform as provided for under the Agreements and have taken all respective and necessary corporate action to authorize the execution, delivery and performance of the Agreements, thereby becoming legal and valid obligations binding on the parties thereto (except for the Issuer) (and are not subject to avoidance by any person) under all applicable laws and in all applicable jurisdictions (other than the laws of the Kingdom of Spain (“Spain”)) and insofar as any of such Agreements and other documents is to be performed in any jurisdiction other than Spain, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(v)

the individuals that execute the Agreements on behalf of the parties thereto (except for the Issuer), as the case may be, have the power, and have been authorized by all necessary corporate action, to execute and deliver the Agreements;

(vi)

all deeds, instruments, agreements and other documents in relation to the matters contemplated by the Agreements are within the capacity and powers of, have been validly authorized, executed and delivered by the parties thereto (except for the Issuer);

(vii)	the absence of fraud and the presence of good faith on the part of the Issuer;

(viii)

the representations and warranties (other than any representations and warranties as to which we are expressing an opinion herein) given by each of the parties to the Agreements are in each case true, accurate and complete in all respects;

(ix)

without having made any investigation, that any provisions of the Agreements which are governed by the laws of the State of New York or any other applicable laws other than the laws of Spain constitute legal, valid, binding and enforceable obligations of the respective parties thereto under such laws;

(x)

there are no contractual or similar restrictions binding on any person which would affect the conclusions of this opinion resulting from any agreement or arrangement not being a document specifically examined by us for the purposes of this opinion and there are no arrangements between any of the parties to the documents which modify or supersede any of the terms thereof (it being understood that we are not aware of the existence of any such agreement or arrangement);

(xi)

insofar as any obligation under the documents examined is to be performed in, or is otherwise subject to, any jurisdiction other than Spain, their performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction; and

(xii)	the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Pricing Term Sheet have each been filed with the Commission.

3.	Scope of the opinion

This opinion refers solely and exclusively to legal matters and is issued solely with respect to Spanish law in force on the date hereof.

4.	Opinion

a)

The Issuer is a limited liability company (sociedad anónima) duly incorporated and validly existing under the laws of Spain and has full power and capacity to conduct its businesses as described in the Disclosure Package and the Prospectus, to enter into the Agreements and the Public Deeds, to issue the Notes and to undertake and perform its obligations established thereunder.

b)

The Issuer has all requisite power and authority to enter into and perform its obligations under the Agreements and the Public Deeds, to issue and perform its obligations under the Notes and has taken all necessary actions to approve and authorize the execution and delivery of the Agreements and the Public Deeds and the issuance of the Notes and the performance of its obligations thereunder.

c)

The Issuer, as a limited liability company (sociedad anónima), has all the requisite corporate power and authority to issue the Notes, as provided for in the Agreements and as described in the Disclosure Package and the Prospectus.

d)

The Issuer is not in liquidation, dissolution, insolvency or similar proceedings, and no liquidator, administrator or receiver or analogous person under the laws of Spain has been appointed over all or any of the Issuer’s assets. To the best of our knowledge and based on the information available at the online Public Register of Insolvency Decisions (www.publicidadconcursal.es), no notice of commencement of insolvency proceedings has been filed in respect of the Issuer.

e)

Save for the registration of the Public Deeds (escrituras de emisión) with the Commercial Registry of Vizcaya, which has taken place, no other consents, approvals, authorizations, orders, regulations, qualifications or clearances of or with any court or governmental agency or regulatory body in Spain having jurisdiction over the Issuer and its subsidiaries or any of their properties or of any stock exchange authorities in Spain is required for (i) the valid authorization, execution and delivery by the Issuer of the Agreements and the Public Deeds and the performance of its obligations thereunder and the issuance, delivery and sale of the Notes (subject to the selling restrictions in Spain contained in the Pricing Agreement, the Disclosure Package and the Prospectus) and the performance of its obligations thereunder, (ii) to effect distributions and any payments in United States of America dollars under the Notes or (iii) for the consummation by the Issuer of the other transactions contemplated by the Agreements, the Notes or the Public Deeds.

f)

The Agreements, the Public Deeds and the Notes have been duly authorized, executed, issued and delivered by the Issuer, as applicable, and constitute legal, valid, binding and enforceable obligations of the Issuer, enforceable against the Issuer in accordance with their terms, are in appropriate form to be admissible in evidence in the Courts of Spain and contain no material provision that is contrary to law or public policy in Spain.

g)

Each of the individuals signing the Agreements, the Public Deeds and the Notes in the name and on behalf of the Issuer was, at the time of execution of the Agreements, the Public Deeds and the Notes, duly empowered to act in the name and on behalf of the Issuer.

h)

The execution and delivery of the Agreements, the Public Deeds and the Notes and the consummation of the transactions therein contemplated and compliance with the terms thereof do not conflict with or result in a breach of:

(a)	any provision of the By-Laws;

(b)	any present law or regulation in force in Spain;

(c)	any judicial or administrative order binding on the Issuer or its assets of which we are aware taking into account that no review or investigation on this subject has been performed; or

(d)	the principles of public policy (“orden público”) as these are construed in Spain as of the date of this opinion.

i)	The Notes have been duly authorized and validly issued and fully paid-in, and no holder thereof is or will be subject to personal liability by reason only of being such a holder.

j)

The statements made in the Disclosure Package and the Prospectus and any amendments thereto under the captions “Certain Terms of the Notes”, “Description of the Notes of BBVA”, “Enforcement of Civil Liabilities” and “Spanish Tax Considerations”, “Annex A Direct Refund from Spanish Tax Authorities Procedures”, and related to the ranking of the Notes and the effects of the Spanish Bail-in Power, to the extent that they relate to matters of Spanish law or taxation, are true and accurate and there are no facts the omission of which from such statements would make the same misleading in any material respect.

k)

No filing or registration of the Registration Statement, the Disclosure Package, the Prospectus or any other offering document or circular is necessary under Spanish law in connection with the issuance, sale or delivery of the Notes to the Underwriters, in the manner contemplated by the Prospectus and/or the Agreements, or the resale and delivery of such Notes by the Underwriters in the manner contemplated by the Prospectus and/or the Agreements.

l)	Insofar as matters of Spanish law are concerned, the Registration Statement, the Disclosure Package and the Prospectus have been duly authorized by and on behalf of the Issuer.

m)

Under the laws of Spain, neither the Issuer nor any of its assets (including properties) have any immunity from service of process, suit or proceedings or from the enforcement of any judgment, including attachments (whether on the grounds of sovereign immunity or otherwise).

n)

The provisions contained in: (i) Section 13.01 of the SP Base Indenture (as amended by the Third SP Supplemental Indenture) and (ii) Section 13.01 of the SNP Base Indenture (as amended by the Third SNP Supplemental Indenture), which are expressed to be governed by Spanish law, constitute legal, valid and binding obligations of the Issuer, enforceable in accordance with their terms.

o)

Additionally, the claims of the holders of Notes arising from any Note, the Agreements or the Public Deeds will be subject, in accordance with their own terms as reflected in the Indenture, to the exercise of any power in compliance with any laws, regulations, rules or requirements in effect in the Spain, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended from time to time, including, but not limited to (i) Law 11/2015, as amended from time to time, (ii) Royal Decree 1012/2015 of November 6, as amended from time to time, (iii) Regulation (EU) No. 806/2014 of the European Parliament and of the Council of July 15, 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010, as amended from time to time, and (iv) any other instruments, rules or standards made in connection with either (i), (ii) or (iii).

p)

It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Agreements, the Notes and the Public Deeds that any document be filed, recorded or enrolled with any government department or other authority in Spain, except for the filing and registration of the Public Deeds in the Commercial Registry of Vizcaya (Bizkaia), which has been obtained.

q)

The Spanish courts will give effect to the choice of the State of New York as the governing law of the aspects expressly stated into the Agreements and the Notes subject to the terms and conditions of Regulation (EC) No. 593/2008 of the European Parliament and of the Council of June 17, 2008 on the law applicable to contractual obligations (Rome I) (with respect to the Agreements) and Article 10.3 of the Spanish Civil Code (Código Civil) and Article 405 of the Spanish Companies Law (Ley de Sociedades de Capital) (with respect to the Notes).

r)

The Issuer can sue and be sued in its own name, and under the laws of Spain the irrevocable submission of the Issuer, pursuant to Section 1.16 (b) of the SP Base Indenture (as amended by the Third SP Supplemental Indenture), Section 1.08 of the Third SP Supplemental Indenture, Section 1.16 (b) of the SNP Base

Indenture and Section 1.08 of the Third SNP Supplemental Indenture, to the non-exclusive jurisdiction of the state and federal courts in the Borough of Manhattan, The City of New York, New York (each a “New York Court”), and the waiver by the Issuer of any objection to the venue of a proceeding in a New York Court, in each case pursuant to the Agreements, are legal, valid and binding; and service of process effected in the manner set forth in the Agreements, assuming their validity under New York law, will be effective, insofar as Spanish law is concerned, to confer valid personal jurisdiction over the Issuer before a New York Court.

s)

A judgment duly obtained in a New York Court in connection with the Agreements and the Notes will be recognized and enforceable, under the laws of Spain, against the Issuer by the courts of Spain without a retrial or re-examination of the matters thereby adjudicated. The judicial courts of Spain will recognize and enforce, without re-examination of the merits of the case, as a valid judgment, any final judgment obtained against the Issuer in respect of the Agreements and the Notes, subject to full compliance with the requirements set forth in the international treaties that may be applicable from time to time and, as the case may be, to Law 29/2015 of July 30 on international cooperation in civil matters (Ley 29/2015, de 30 de julio, de cooperación jurídica internacional en materia civil) (“Law 29/2015”). For the recognition and enforcement in Spain of a judgment or decision with executive force rendered by said courts, such judgement or decision will have to be subject to the exequatur procedure, for which purpose, the requirements under Law 29/2015, among others, must be met, including that such judgment shall not fall within the circumstances set forth in Article 46 of Law 29/2015.

t)

Any judgment obtained from a Spanish court against the Issuer by the holder of any Note or by any party to the Agreements would be expressed in the currency set out in the enforcement title (título ejecutivo) upon which the enforcement judgment is based. Any judicial costs and expenses as well as any default interest shall always be payable in the corresponding Spanish currency.

u)

It is not necessary under the laws of Spain (i) to enable any person to exercise or enforce its rights under the Agreements and/or the Notes or (ii) by reason of any person being or becoming a party to the Agreements and/or the Notes or by reason of the performance of any person of its obligations or enforcement of its rights thereunder or in respect thereof that such person should be licensed, qualified or otherwise entitled to carry on business in Spain (save in connection with the offer, sale and distribution of the Notes in Spain, which is subject to certain restrictions, as provided for in the selling restrictions contained in the Pricing Agreement, the Disclosure Package and the Prospectus).

5.	Qualifications

This opinion is subject to the following qualifications:

(i)

We do not give any opinion to any laws other than the laws of the Spanish legal system in force as of the present date. Accordingly, this opinion is confined to Spanish law only as currently in force and as construed in Spain.

(ii)

Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, administration, moratorium or similar laws (including but not limited to eventual fraudulent transactions and the preference of creditors) and other Spanish law provisions generally affecting the rights of creditors (including the application of a claw-back period), as well as to any principles of public policy (orden público).

It should be noted that according to Articles 12.3 (related to the non- application of foreign laws contrary to public policy) and 12.4 of the Spanish Civil Code (whereby fraud of law will be considered when a conflict of law rule is used for the purpose of avoiding the application of a mandatory Spanish law) and related legislation, the laws other than those of Spain would not be applied by Spanish courts if submission to such laws is deemed to have been made in order to avoid the application of mandatory Spanish laws, or to be contrary to public policy.

(iii)

The term “enforceable” means that the obligations assumed by the relevant party under the Agreements, the Public Deeds and the Notes are of a type that the Spanish courts would enforce and it does not mean that those obligations will be necessarily enforced in all circumstances in accordance with their terms.

a.

Enforceability may be qualified by having regard to the general principle of good faith. In connection to this, the Spanish courts may not accept the enforcement of a contractual obligation if they hold that a certain right has not been exercised in good faith or has been exercised as an abuse of the law (abuso de derecho). Likewise, in conformity with Article 6.4 of the Spanish Civil Code, acts performed pursuant to the wording of a provision and pursuing a result prohibited by or contrary to the law will be deemed to have been performed in circumvention of law (fraude de ley) and will not prevent the application of the provision sought to be avoided. Accordingly, Spanish courts may refuse to uphold the termination of an agreement based on an unreasonable, inequitable or bad faith interpretation of one of its events of default.

b.

Spanish law precludes an agreement from being terminated based on the breach of obligations, undertakings or covenants which are merely ancillary or supplementary to the main undertakings of the relevant agreements and allows Spanish courts not to enforce any such termination.

c.

Spanish law rules out any contractual obligations whose validity is left at the discretion of one of the contracting parties. Therefore, Spanish courts may refuse to uphold and enforce terms and conditions of an agreement giving discretionary authority to one of the contracting parties.

d.	A Spanish court may issue an award of damages where specific performance is deemed impracticable.

e.

Spanish law limits the enforcement of fixed-penalty provisions contained in agreements, allowing Spanish courts to reduce the amount of the penalty payable when the main obligation has been partially or irregularly performed by the obligor.

f.	The exercise of the rights arising from the relevant document and the enforcement thereof is limited by the applicable statute of limitations.

g.

A counterparty can oppose to the enforcement of any right in rem before the relevant courts and obtain a suspension, a different enforcement procedure to the ones agreed upon in the relevant agreement or even a dismissal of the enforcement action.

h.

In order for certain legal rights to be enforced in Spain, certain formalities must be met (e.g. notarization of the document providing for such legal rights and the apostille of the 1961 Hague Convention).

i.	A certified translation into Spanish by a sworn translator of any document not executed in Spanish will be required to make such document admissible in evidence in Spain.

j.

Private documents provide full evidence in trial of the terms set forth therein provided that their authenticity is not contested by the party which may be harmed by them. Where the authenticity of a private document is contested, the party submitting such document may seek an expert’s authentication of handwriting or any other means of proof.

k.

In accordance with the general principles of Spanish civil procedural law (Ley de Enjuiciamiento Civil), the rules of evidence in any judicial proceeding cannot be modified by agreement of the parties. Accordingly, provisions in an agreement in which determinations by a party are to be deemed to be conclusive may not be upheld by a Spanish court. A determination, designation, calculation or certificate of one party as to any matter provided in an agreement might, in certain circumstances, be held by a Spanish court not to be final, conclusive and binding, if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in the relevant agreement to the contrary.

(iv)

Where obligations are to be performed in a jurisdiction outside Spain, they may not be enforceable in Spain to the extent that performance would be illegal under the laws of the applicable jurisdiction.

(v)

Regarding opinion 4.s) and according to Article 3.2 of Law 29/2015, the Spanish Government may establish that the Spanish authorities will not cooperate with another state’s authorities when there has been a reiterated refusal of cooperation or there exists a legal prohibition precluding such cooperation by such other state’s authorities.

(vi)

Spanish law does not allow leaving the validity and performance of contractual obligations at the discretion of one of the contracting parties. Therefore, a Spanish court may not uphold or enforce terms and conditions in the Agreements, the Notes and the Public Deeds giving discretionary authority to one of the parties.

(vii)

It should be understood that we have not been responsible for investigating or verifying the accuracy of facts or statements of foreign law, or the reasonableness of any statements of opinion, expectation, intention or belief contained in or represented by or in connection to the Issuer in the Registration Statement and the Disclosure Package as far as they are not related to Spanish law or taxation.

(viii)	No opinion is expressed as to the financial ability of the Issuer to fulfil its obligations under the Notes and/or the Agreements.

(ix)

A Spanish court might not enforce any provision of the Agreements, the Public Deeds and/or the Notes which requires any party thereto to pay any amounts on the grounds that such provision is a penalty within the meaning of Articles 1152 et seq. of the Spanish Civil Code, as the court could consider said amounts evidently excessive as a pre-estimate of damages, in case of partial or non-regular compliance of the debtor. In this event, the Court may reduce the amount of damages, pursuant to Article 1154 of the Spanish Civil Code.

(x)

Spanish courts have exclusive jurisdiction, inter alia, with respect to matters relating to the incorporation, validity, nullity and dissolution of companies or legal entities domiciled in the Spanish territory, and to any decisions and resolutions of their corporate bodies, as well as with respect to the validity or nullity of any recordings with a Spanish register, and the recognition and enforcement in Spain of any judgment or arbitration award obtained in a foreign country.

(xi)	Claims may be or become subject to defenses of set-off or counter-claim.

(xii)	A waiver of all defenses to any proceedings may not be enforceable.

(xiii)	The ability of terminating an agreement is subject to judicial review and the Spanish courts may provide for a different remedy for the non-defaulting party.

(xiv)

Under the Insolvency Law (as defined in the Prospectus), the declaration of insolvency of a debtor does not by itself affect the effectiveness of contracts with reciprocal outstanding obligations. Any outstanding obligations arising from said contracts, which the insolvency judge does not terminate, shall be paid from the insolvency estate (masa activa).

(xv)	Contract provisions that grant a party the right to terminate a contract in the event of insolvency are void.

(xvi)

The fact that the powers of the Trustee to act on behalf of the holders result from the Indenture may cause certain delays in the process of enforcement of the Notes before the Spanish courts. Spain has not ratified the 1985 Hague Convention regarding trusts and their recognition as legal institutions and, therefore, there is a risk that (i) the Trustee may have to be assigned all of the rights of the holders in order to claim in Spain the entirety of the amounts due on their behalf or (ii) the Spanish court may consider the powers of attorney of the Trustee under the trust instrument are not sufficiently evidenced to the court and may require additional evidence of the empowerment, such as a sworn translation of the Indenture or other documents related to the granting of powers under New York law, which may result in a delay of the enforcement process.

(xvii)

This legal opinion does not address the personal tax liability of the holders of the Notes deriving from the issue, acquisition, ownership and disposition of the Notes. In addition, it does not analyze the issues regarding the general tax obligations of the Issuer that are different than the questions required for this opinion and the hypothetical liabilities that could arise if those obligations are not fulfilled.

(xviii)

Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon the express condition that any issues of interpretation of Spanish legal concepts arising thereunder will be governed by Spanish law.

Without prejudice to the foregoing, for the purposes of the opinions in 4 above, we have considered that the terms (i) “validly issued” means that (x) the Issuer is validly existing under the laws of Spain, and the Notes are duly authorized; (y) the actions required by Spanish corporation law to approve the issuance of the Notes have been taken; and (z) the Notes have been issued in compliance with the requirements of Spanish law, the By-Laws and the resolutions approving the issuance of the Notes; (ii) “duly authorized” means that the Issuer, under applicable law and the By-Laws, has the power to issue the Notes and has taken all corporate actions necessary to create that power; and (iii) “fully paid in” means that the consideration received by the Issuer satisfies, in both type and amount, the requirements of Spanish corporation law, the By-Laws and the resolutions approving the issuance, and any other applicable agreement required under Spanish law.

This opinion is being furnished by us, as Spanish counsel to the Issuer, to you as a supporting document in connection with the above referenced Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Validity of the Securities” contained in the Prospectus Supplement and in the Prospectus included in the Registration Statement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully,

/s/ J&A Garrigues S.L.P.

J&A Garrigues S.L.P.